EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-182807 on Form S-8 of Salem Communications Corporation of our report dated June 28, 2013 appearing in this Annual Report on Form 11-K of Salem Communications Corporation Employees 401(K) Plan for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

South Bend, Indiana

June 28, 2013